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                                                                    EXHIBIT 14.1

                              MERCHANTS GROUP, INC.

                           CODE OF CONDUCT AND ETHICS

This Code of Conduct and Ethics ("Code") provides standards of business conduct for Merchants Group, Inc. ("MGI") and its subsidiaries (collectively, "the Company"), and provides for compliance with applicable governmental rules and regulations, including Section 406 of the Sarbanes-Oxley Act of 2002, the SEC rules promulgated thereunder [and Section 807 of the American Stock Exchange Company Guide]. The Code embodies principles to which we are expected to adhere and advocate. These tenets for ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to the Company's shareholders, employees, the public and other stakeholders.

The Code is applicable to the following persons, who are referred to as "Responsible Persons":

      -     our principal executive officer ("CEO");

      -     our principal financial officer ("CFO");

      - our principal accounting officer or controller and any other persons performing similar functions for the Company ("Financial Personnel"); and

      -     [all other employees of the Company; and

      -     the Board of Directors of the Company].

Ethical conduct is critical to the business and future of the Company. Accordingly, Responsible Persons are expected to read and understand this Code as well as:

      - the Merchants Insurance Group Code of Business Conduct ("Code of Business Conduct"); and

      - all applicable policies and procedures adopted by the Company that govern the conduct of its employees;

and uphold and comply with all of them. The CEO, CFO and Financial Personnel hold important roles in corporate governance in that they are uniquely capable and empowered to insure that all stakeholders' interests are appropriately balanced, protected and preserved. Any violations of the Code or the Code of Business Conduct by them may result in disciplinary action, up to and including termination of employment.

      All Responsible Persons will:

      - act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships;

      - comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;


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      -     provide stakeholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including in our filings with and other submissions to the U.S. Securities and Exchange Commission;

      - act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated;

      - respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose;

      - not use confidential information acquired in the course of their work for personal advantage or for the advantage of another person;

      - share knowledge and maintain professional skills important and relevant to stakeholder's needs;

      - act proactively to promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and in the community;

      - use responsibly, control and maintain stewardship over the Company's assets and resources that are employed by or entrusted to them; and

      - not unduly or fraudulently influence, coerce, manipulate or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the Company's financial statements or accounting books and records.

If you are aware of any suspected or known violations of this Code or of the Code of Business Conduct, you have a duty to promptly report your concerns. The procedures to be followed for such a report are outlined in the Code of Business Conduct.

If you have a concern about a questionable accounting or auditing matter that affects the Company and wish to submit the concern confidentially or anonymously, you may do so by contacting Henry P. Semmelhack, by mail at 761 Willardshire Road, Orchard Park, New York 14127. The Company will handle all inquiries discreetly and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern. Reprisal, threat, retribution, or retaliation against any person who has, in good faith, reported a violation or suspected violation of law or this code, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

It is the Company's intention that this Code be its working Code of Ethics under
Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in SEC Regulation S-K Item 406 [and Section 807 of the American Stock Exchange Company Guide].


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RESPONSIBLE PERSON ACKNOWLEDGEMENT OF RECEIPT OF CODE OF CONDUCT AND ETHICS AND
                            CODE OF BUSINESS CONDUCT

I have received and read copies of the attached Merchants Group, Inc.'s Code of Conduct and Ethics and of the Merchants Insurance Group Code of Business Conduct (collectively, "the Codes"). I understand the standards and policies contained in the Codes, and I understand that there may be additional policies or laws specific to my job or position. I agree to comply with the Codes.

If I have any questions concerning the meaning or application of the Codes or related policies, or the legal and regulatory requirements applicable to my job or position, I know that I can consult with [my superior, a member of senior management, the Director of Human Resources], a member of the Audit Committee of the Board of Directors, or the Company's outside legal counsel, and that my questions or reports to these sources will be maintained confidential to the maximum extent permitted by law.

Date:


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                                           Signature


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                                           Printed Name


                                           -------------------------------------
                                           Title


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                            MERCHANTS INSURANCE GROUP
                            CODE OF BUSINESS CONDUCT
                                     SUMMARY

Organizational Code of Conduct

Employees of Merchants Group, Inc. ("MGI"), Merchants Mutual Insurance Company ("MMIC"), Merchants Insurance Company of New Hampshire, Inc. ("MNH"), MFC of New York, Inc. and MPIC, Inc. (collectively known as "Merchants Insurance Group"), including but not limited to "Responsible Persons," as defined in the Merchants Group, Inc. Code of Conduct and Ethics, are expected to act in accordance with the highest standards of personal and professional integrity, honesty and ethical conduct while transacting its business. Employees must, at all times, comply with all applicable laws and regulations. Merchants Insurance Group will not condone the activities of employees who achieve results through violation of the law or unethical business dealings. This includes any payments for illegal acts, indirect contributions, rebates and bribery. Any activity that fails to stand the closest possible public scrutiny is not permitted.

All business conduct should be well above the minimum standards required by law. Accordingly, employees must ensure that their actions cannot be interpreted as being, in any way, in contradiction of the laws and regulations governing Merchants Insurance Group's operations. If an employee is uncertain about the application or interpretation of any legal requirements, he should refer the matter to his superior, a member of senior management, the Director of Human Resources, a member of the Audit Committee of the Board of Directors or Merchants Insurance Group's outside legal counsel.

General Employee Conduct

Merchants Insurance Group expects its employees to conduct themselves in a businesslike manner. Unprofessional activities are strictly prohibited while on the job (e.g., consumption of alcohol or illegal substances, possession of weapons, threatening violence, insubordination, immoral or indecent conduct, etc.).

Employees must not engage in harassment (including sexual harassment), or conduct themselves in a way that could be construed as such, for example, by using inappropriate language, keeping or posting inappropriate materials in their work area, or accessing inappropriate materials on their computer.

Conflicts of Interest

Merchants Insurance Group expects that employees will perform their duties conscientiously, honestly, and in accordance with the best interests of Merchants Insurance Group. Employees must not use their position or the knowledge gained as a result of their position for private or personal advantage. Regardless of the circumstances, if an employee senses that a course of action he has pursued, is presently pursuing, or is contemplating pursuing may involve him in a conflict of interest with his employer, he should immediately communicate all the facts to his superior, a member of senior management, the Director of Human Resources, a member of the Audit Committee of the Board of Directors or Merchants Insurance Group's outside legal counsel.

Outside Activities, Employment and Directorships

Employees share a serious responsibility for Merchants Insurance Group's good public relations, especially at the community level. Their readiness to help with religious, charitable, educational, and civic activities brings credit to Merchants Insurance Group and is encouraged.

Employees must, however, avoid acquiring any business interest or participating in any other activity outside Merchants Insurance Group that would, or would appear to:


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      -     Create an excessive demand upon their time and attention, thus depriving Merchants Insurance Group of their best efforts on the job; or

      - Create a conflict of interest--an obligation, interest, or distraction--that may interfere with their independent exercise of judgment in Merchants Insurance Group's best interest.

Employees are prohibited from accepting simultaneous employment with suppliers, customers, or competitors of Merchants Insurance Group, or from taking part in any activity that enhances or supports a competitor's position.

Relationships With Suppliers, Customers and Competitors

Employees must avoid investing in or acquiring a financial interest for their own accounts in any business organization that has a contractual relationship with, provides goods or services to, or competes with Merchants Insurance Group, if such investment or interest could influence or create the impression of influencing their decisions in the performance of their duties on behalf of Merchants Insurance Group.

Gifts, Entertainment and Favors

Employees must not accept directly or indirectly, entertainment, gifts, or personal favors that could, in any way, influence, or appear to influence, business decisions in favor of any person or organization with whom or with which Merchants Insurance Group has, or is likely to have, business dealings. Similarly, employees must not accept any other preferential treatment under those circumstances because their position with Merchants Insurance Group might be inclined to, or be perceived to, place them under obligation. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Gifts given by Merchants Insurance Group to customers or suppliers, or received from customers or suppliers, must be appropriate to the circumstances and must never be of a kind that could create an appearance of impropriety. The nature and cost of any gift given by Merchants Insurance Group must be accurately recorded in the books and records of Merchants Insurance Group.

Kickbacks and Secret Commissions

Regarding Merchants Insurance Group's business activities, employees may not receive payment or compensation of any kind, except as authorized under Merchants Insurance Group's remuneration policies. In particular, Merchants Insurance Group strictly prohibits the acceptance of kickbacks and secret commissions from suppliers or others. Any breach of this rule may result in immediate termination and prosecution to the fullest extent of the law.

Additionally, all employees who come into contact with government officials must maintain the highest professional standards. Employees should never offer anything of value to such officials to obtain a particular result for the Company. Bribery of government officials can lead to criminal penalties.

Organization Funds and Other Assets

Employees who have access to Merchants Insurance Group funds or assets in any form must follow the prescribed procedures for recording, handling and protecting such items as detailed in Merchants Insurance Group's instructional manuals or other explanatory materials, or both. Merchants Insurance Group imposes strict standards to prevent fraud and dishonesty. Breach of these standards may result in disciplinary action, including termination.

When an employee's position requires spending organization funds or incurring any reimbursable personal expenses, that individual must use good judgment on Merchants Insurance Group's behalf to ensure


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that good value is received for every expenditure, and the expenditure must be accurately and appropriately recorded on the books of Merchants Insurance Group.

Organization funds and all other assets of Merchants Insurance Group are for Merchants Insurance Group's purposes only and not for personal benefit. This includes the personal use of organizational assets, such as telephones and computers.

Employees must not exploit for their own personal gain opportunities that are discovered through the use of the property of, information derived from, or personal position with, Merchants Insurance Group, unless the opportunity is disclosed fully in writing to the Boards of Directors of both MGI and MMIC, and they respectively decline to pursue the opportunity on behalf of their company.

Records and Communications

Accurate and reliable records of many kinds are necessary to meet Merchants Insurance Group's legal and financial obligations and to manage the affairs of Merchants Insurance Group. Merchants Insurance Group's books and records must reflect in an accurate and timely manner all business transactions. The employees responsible for accounting and recordkeeping must fully disclose and record all assets, liabilities, or both, and must exercise reasonable diligence in enforcing these requirements.

Employees must not make or engage in any false record or communication of any kind, whether internal or external, including but not limited to:

      - False expense, attendance, production, financial, or similar reports and statements; and

      - False advertising, deceptive marketing practices, or other misleading representations

Communications should be accurate, complete, objective, relevant, timely and understandable.

Dealing With Outside People and Organizations

Employees must take care to separate their personal roles from their Merchants Insurance Group positions when communicating on matters not involving Merchants Insurance Group business. Employees must not use Merchants Insurance Group's identification, stationery, supplies, and equipment for personal or political matters.

When communicating publicly on matters that involve Merchants Insurance Group business, employees must not presume to speak for Merchants Insurance Group on any topic, unless they are certain that the views they express are those of Merchants Insurance Group, and that it is Merchants Insurance Group's desire that such views be publicly disseminated.

When dealing with anyone outside Merchants Insurance Group, including public officials, employees must take care not to compromise the integrity or damage the reputation of Merchants Insurance Group, or any outside individual, business, or government body.

Prompt Communications

In all matters relevant to agents, policyholders, claimants, suppliers, government authorities, the public and others, all employees must make every effort to achieve complete, accurate, and timely communications (i.e., responding promptly and courteously to all proper requests for information and to all complaints).


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Disclosure to the SEC and the Public

It is MGI's policy that it will make full, fair, accurate, timely and understandable disclosure in reports and documents that it files with the SEC and in its other public communications. Accordingly, all employees must comply with MGI's disclosure controls and procedures and its internal controls for financial reporting.

Privacy and Confidentiality

When handling financial and personal information about policyholders or others with whom Merchants Insurance Group has dealings, observe the following principles:

      - Collect, use, and retain only the personal information necessary for Merchants Insurance Group's business. Whenever possible, obtain any relevant information directly from the person concerned. Use only reputable and reliable sources to supplement this information.

      - Retain information only for as long as necessary or as required by law and protect the physical security of this information.

      - Limit internal access to personal information to those with a legitimate business reason for seeking that information. Use only personal information for the purposes for which it was originally obtained. Obtain the consent of the person concerned before externally disclosing any personal information, unless legal process or contractual obligation provides otherwise.

Trading in Securities by Employees

No employee, Officer or Director of any of the companies of Merchants Insurance Group is permitted to trade (i.e. buy or sell) in the common stock of MGI while in possession of material nonpublic information regarding MGI. For this purpose, material information means any information that a reasonable investor would consider important in a decision to buy, hold or sell the security in question. In short, this includes any information which could be expected to affect the price of the stock.

Procedures for Ensuring Compliance

Each year Human Resources conducts a certification process to ensure compliance with the above procedures. All employees are asked to review and/or sign the following documents:

      -     Conduct Guidelines

      -     Proprietary Information Non-Disclosure Agreement

      -     Electronic Asset Policy Statement

      -     Conflict of Interest Questionnaire for Employees

      -     Statement of Company Policy on Securities Trades by Company
            Personnel

Furthermore each Officer, Director and key finance and administrative personnel is asked to review and/or sign the following documents:

      -     Conflict of Interest Questionnaire for Officers and Directors

      - Policy on Transactions in Company Securities, Pre-Clearance and Blackout Period Procedures

The results of this process are communicated to the Board of Directors of each Company.


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Reporting Violations Or Complaints

If an employee becomes aware of any evidence of non-compliance with the Code of Business Conduct described in this summary, he should immediately advise his superior or senior management so that Merchants Insurance Group can promptly investigate further. If the employee is not comfortable reporting the incident to his superior or senior management, he should consult with the Director of Human Resources at (716) 849-3399 or the Director of Internal Audit at (716) 849-3018. Merchants Insurance Group will handle all such information discreetly and will make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.

Responsible persons who are not subject to senior management should report violations or register complaints with a member of the Audit Committee of the Board of Directors or Merchants Insurance Group's outside legal counsel.

Any complaints regarding internal accounting, accounting controls, auditing matters, or disclosure controls and procedures should be reported to the Director of Internal Audit using the Questionable Accounting or Accounting Practices Reporting procedures documented in the Employee Handbook.

Should you have concerns that you do not feel comfortable addressing with the Director of Internal Audit, you may report such issues as follows:

      - Issues that affect MGI may be directed confidentially, and if desired anonymously, to Henry P. Semmelhack by mail at 761 Willardshire Road, Orchard Park, New York 14127, or such other member of the Audit Committee who may be designated from time-to-time by the Audit Committee;

      - Issues that affect MMIC may be directed confidentially and if desired anonymously, to Ross Kenzie, by mail at Cyclorama Building, Suite 100, 369 Franklin Street, Buffalo, New York 14202, or such other member of the Audit Committee who may be designated from time-to-time by the Audit Committee.

Part of each employee's job, and his or her ethical responsibility, is to help enforce this Code. Employees should be alert to possible violations and report them as described above. Employees must cooperate in any internal or external investigations of possible violations. Reprisal, threat, retribution or retaliation against any person who has, in good faith, reported a violation or suspected violation of law, this Code or other policies of Merchants Insurance Group related to legal and ethical behavior, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Non-compliance with any aspect of this Code may be considered grounds for termination.


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